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                                                                 EXHIBIT 99.1

COMMUNITY DISTRIBUTORS, INC.
SUMMARY OF VALUATION AND QUALIFYING ACCOUNTS
(in dollars)

  INVENTORY         BEGINNING                                    END OF
  RESERVES           OF YEAR       ADDITIONS     REDUCTIONS       YEAR
--------------  --------------  -------------  --------------  -----------
Fiscal 2000         $154,838       $      0       ($93,418)     $ 61,420
Fiscal 1999         $ 50,882       $103,956        $     0      $154,838
Fiscal 1998         $113,220       $      0       ($62,338)     $ 50,882

Note The Company has demonstrated ability, based upon its contractual and other relationships with its vendors, to recover virtually all of the cost of excess, obsolete and damaged inventory upon return of such inventory to its vendors.